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                                                                   EXHIBIT 23.01

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Selected Consolidated Historical Financial Data" and "Experts" in the Registration
Statement (Form S-4 No. 333-     ) and related Prospectus of Martin Marietta
Materials, Inc. for the registration of $250,000,000 of Notes due 2011 and to the incorporation by reference therein of our report dated January 22, 2001, except for Note M, as to which the date is February 23, 2001, with respect to the consolidated financial statements of Martin Marietta Materials, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                                ERNST & YOUNG LLP


Raleigh, North Carolina
May 22, 2001